UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

_________________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BANKGREENVILLE FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

South Carolina	20-2645711
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

499 Woodruff Road
Greenville, South Carolina 29607
(Address of Principal Executive Offices)

BankGreenville Financial Corporation 2006 Stock Incentive Plan
(Full title of the plan)

Paula S. King
499 Woodruff Road
Greenville, South Carolina 29607
(864) 335-2200
(Name, address and telephone number of agent for service)

_________________________________

Copies Requested to:

Neil E. Grayson, Esq.
Nelson Mullins Riley & Scarborough LLP
Poinsett Plaza, Suite 900
104 South Main Street
Greenville, South Carolina 29601
Telephone:  (864) 250-2300
Fax:  (864) 232-2925

_________________________________

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering price	aggregate offering	Amount of
to be registered	registered	Per Share	Price	registration fee

Common Stock	212,400 (1)	$10.00 (2)	$2,124,000 (2)	$228.00

(1)	Represents shares of common stock issuable under the BankGreenville Financial Corporation 2006 Stock Incentive Plan.
(2)	In accordance with Rule 457(h), the registration fee is based upon the book value of the securities on November 14, 2006.

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.   Plan Information*

Item 2.   Registrant Information and Employee Plan Annual Information*

        *Documents containing the information required by Part I of this Registration Statement will be sent or given to participants in BankGreenville Financial Corporation 2006 Stock Incentive Plan in accordance with Rule 428(b)(1) of the General Rules and Regulations under the Securities Act of 1933. In accordance with the Note to Part I of Form S-8, such documents are not filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

        The following documents filed by us with the SEC are incorporated by reference into this registration statement, and all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 shall be incorporated by reference in this registration statement and shall be a part of this registration statement from the date of filing of the documents:

(a)	our Annual Report on Form 10-KSB for the year ended December 31, 2005;

(b)	our Quarterly Reports for the period ended March 31, 2006, June 30, 2006, and September 30, 2006; and

(c)	our description of our common stock contained in our registration statement on the 424(B)(3) prospectus filed on December 14, 2005.

Item 4.   Description of Securities.

        N/A

Item 5.   Interests of Named Experts and Counsel.

        N/A

Item 6.   Indemnification of Directors and Officers.

        Our articles of incorporation contain a provision which, subject to certain exceptions described below, eliminates the liability of a director or an officer to the company or shareholders for monetary damages for any breach of duty as a director. This provision does not eliminate such liability to the extent the director engaged in willful misconduct or a knowing violation of criminal law or of any federal or state securities law, including, without limitation, laws proscribing insider trading or manipulation of the market for any security.

        Under our bylaws, we must indemnify any person who becomes subject to a lawsuit or proceeding by reason of service as a director of the company or the bank or any other corporation which the person served as a director at the request of the company. Except as noted in the next paragraph, directors are entitled to be indemnified against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding. Our directors are also entitled to have the company advance any such expenses prior to final disposition of the proceeding, upon delivery of a written affirmation by the director of his good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to repay the amounts advanced if it is ultimately determined that the standard of conduct has not been met.

        Under our articles of incorporation and bylaws, indemnification will be disallowed for (i) any breach of the director’s duty of loyalty; (ii) acts or omissions not in good faith or which involve gross negligence, intentional misconduct, or a knowing violation of law; (iii) liability imposed under Section 33-8-330 of the South Carolina Business Corporation Act of 1988; and (iv) any transaction from which the director derived an improper personal benefit. In addition to the articles of incorporation and bylaws, Section 33-8-520 of the Act requires that “a corporation indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.” The statute also provides that upon application of a director a court may order indemnification if it determines that the director is entitled to such indemnification under the applicable statutory standard.

        Our board of directors also has the authority to extend to officers, employees, and agents the same indemnification rights held by directors, subject to all of the accompanying conditions and obligations. The board of directors has extended indemnification rights to all of our executive officers.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 7.   Exemption from Registration Claimed.

        N/A

Item 8.   Exhibits.

        The following exhibits are filed with this registration statement.

Exhibit
Number	Description of Exhibit

4.1	Articles of Incorporation (1)

4.2	Bylaws ((1))

4.3	Form of Certificate of Common Stock (1)

4.5	BankGreenville Financial Corporation 2006 Stock Incentive Plan ((2))

5.1	Legal Opinion of Nelson Mullins Riley & Scarborough LLP

23.1	Consent of Elliott Davis, LLC

23.2	Consent of Nelson Mullins Riley & Scarborough LLP (contained in their opinion filed as Exhibit 5.1)

24	Power of Attorney (contained on the signature pages of this registration statement)

(1)	Incorporated by reference to the Company's Registration Statement on Form SB-2 filed on August 10, 2005.
(2)	Incorporated by reference to the Company’s Form 10-KSB filed on March 30, 2006.

Item 9.   Undertakings.

        1.        The undersigned registrant hereby undertakes:

                 (a)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

        (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                 (b)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (c)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        2.     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        3.     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Greenville, State of South Carolina, on this 14th day of November, 2006.

BankGreenville Financial Corporation

By: /s/ Russel T. Williams
Russel T. Williams
Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Russel T. Williams and Paula S. King, or either of them, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Jeffrey L. Dezen	Director	November 14, 2006
Jeffrey L. Dezen

/s/ Roger H. Gower	Director	November 14, 2006
Roger H. Gower

/s/ Frank B. Halter, Jr.	Director	November 14, 2006
Frank B. Halter, Jr.

/s/ R. Bruce Harman	Director	November 14, 2006
R. Bruce Harman

/s/ Arthur L. Howson, Jr.	Chairman of the Board, Director	November 14, 2006
Arthur L. Howson, Jr.

/s/ Paula S. King	Chief Financial Officer, Director	November 14, 2006
Paula S. King

/s/ Robert L. Kunz	Director	November 14, 2006
Robert L. Kunz

/s/ Jonathan T. McClure	Director	November 14, 2006
Jonathan T. McClure

/s/ David A. Merline, Jr.	Director	November 14, 2006
David A. Merline, Jr.

/s/ William H. Pelham	Director	November 14, 2006
William H. Pelham

/s/ Russel T. Williams	Chief Executive Officer, Director	November 14, 2006
Russel T. Williams

Exhibit
Number	Description of Exhibit

4.1	Articles of Incorporation (1)

4.2	Bylaws ((1))

4.3	Form of Certificate of Common Stock (1)

4.5	BankGreenville Financial Corporation 2006 Stock Incentive Plan ((2))

5.1	Legal Opinion of Nelson Mullins Riley & Scarborough LLP

23.1	Consent of Elliott Davis, LLC

23.2	Consent of Nelson Mullins Riley & Scarborough LLP (contained in their opinion filed as Exhibit 5.1)

24	Power of Attorney (contained on the signature pages of this registration statement)

(1)	Incorporated by reference to the Company's Registration Statement on Form SB-2 filed on August 10, 2005.
(2)	Incorporated by reference to the Company’s Form 10-KSB filed on March 30, 2006.